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                                                                    EXHIBIT 99.2

                             Conference Call Script

JAMES FRASER:
-------------

Good morning, and thank you for joining us as we discuss Virata's results for the fiscal first quarter of 2002.

Before turning the call over to Charles Cotton, Chief Executive Officer of Virata, I would like to read the Company's Safe Harbor statement:

During the course of this call, the Company may make certain forward-looking statements that involve risks and uncertainties. Actual results may differ materially. Due to continuing uncertainties in the Company's market, the Company's degree of visibility on future revenues and earnings and our confidence level in forecast information remains low.

Factors that might cause a difference include, but are not limited to, those relating to general business and economic conditions, evolving industry standards, the pace of development and market acceptance of our products, those of our customers and the DSL market generally, the rate of DSL deployments, commercialization and technological delays or difficulties, changes in customer order patterns and the product volume of such orders, the financial condition of our customers, risks of customer loss, the impact of competitive products and technologies, competitive pricing pressures, manufacturing availability and risks, dependence on third party suppliers, the uncertainties associated with international operations, the possibility of our products infringing patents and other intellectual property of third parties, risks due to limited protection of our intellectual property, product defects, costs of product

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development, our ability to attract and retain employees, the company's ability to extract value from acquisitions, manufacturing and government regulation and other risk factors listed from time to time in the reports and other documents Virata files with the Securities and Exchange Commission, including without limitation, the report on Form 10-K for the year ended April 1, 2001.

Virata assumes no obligation to revise or update the forward-looking statements contained herein to reflect events or circumstances after the date hereof.

With that, I am pleased to introduce and turn the call over to Charles Cotton.

Charles Cotton:
---------------

Good morning ladies and gentlemen and thank you for joining Andy Vought, Chief Financial Officer and myself, to discuss Virata's financial results for the first quarter of fiscal 2002, ended July 1, 2001.

Revenue for the quarter of $20.3 million was 5% above guidance while the as adjusted loss per share of 15 cents was in line with the guidance we provided on the 25th of April.

In our April earnings call the theme was stabilization of the business. Today's theme will be renewed growth in revenue and improvement in earnings.

With that brief introduction, I will turn the call over to Andy Vought who will review the quarter's numbers with you. Following that, I will summarize some of the quarter's important developments, comment on our visibility for the second fiscal quarter of FY02 and then close with a brief perspective on market directions and Virata's plans.



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ANDY VOUGHT
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Thank you Charles. For the quarter ended July 1, 2001, Virata reported revenues of $20.3 million, above the revised guidance we gave on April 25th, 2001, a five percent sequential increase versus the fourth quarter of fiscal 2001. The breakdown of this revenue is $17.3 million for semiconductors and $3.0 million in non-chip revenue, or 85.5% and 14.5% of the total, respectively.

As adjusted net loss for the quarter was $9.3 million; or 15 cents per pro forma basic and diluted share, which is in line with the guidance we gave during the April 25th earnings release conference call. This excludes a restructuring charge of $6.0 million and $29.3 million of amortization of purchased intangible assets and stock compensation expense.

10% customers for the quarter were Ambit with 50.0% and Siemens with 19.9%. Geographically, 6.6% of revenues were to North American customers, 66.1% to Asia and 27.3% to Europe, including Israel. The growth in the mix of sales to Asia reflects continued strong demand from customers in Taiwan for equipment shipments to the local market and other markets in the region including the People's Republic of China and Japan.

Gross margin was 44.0 percent of revenue in the June quarter. In the prior quarter, gross margin, reported at 14.9%, would have been 50.6% but for a seven million dollar inventory provision. The overall gross margins were affected by the increase of semiconductors as a percentage of total revenue up from 78.2% to 85.5%. Chip gross margin was 38.7% this quarter, up from 38.2% last quarter.

Total operating expenses decreased five percent to $23.1 million from $24.3 million in the March quarter.

R&D increased 7.3% percent sequentially to $12.9 million.

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Sales and marketing expenses decreased 13.9 percent sequentially, to $5.3 million.

General and administrative costs decreased 19.8 percent sequentially, to $4.8 million.

We exited the quarter with 420 employees, of whom 291 are engineers.

At the end of the quarter, we had cash and investments of $489 million, one million dollars higher than the prior quarter, or $7.77 per share. Within this quarter's balance are investments with maturities over 12 months totalling $66.2 million.


Working capital at the quarter end was $425 million and total stockholders' equity was $833 million.

Our receivables balance was reduced from $14.1m to $6.7m in the quarter. Our days sales outstanding ratio decreased from 66 to 30 days.


Net inventories decreased from $19.7m to $13.9m.

CHARLES COTTON
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Thank you Andy. I am now going to summarize some of the quarter's important developments, comment on our visibility for the second fiscal quarter of FY02 and then close with a brief perspective on market directions and Virata's plans.

In the June quarter, we announced a number of important developments that we anticipate will prove positive for the future:

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     1)   We announced the release of our 802.11b reference design for manufacturers of wireless devices, such as wireless access points, and wireless-to-Ethernet or wireless-to-broadband routers.

     2) We announced the world's first turnkey multi-platform embedded UPnP software solution.

     3) Virata integrated key security software into release 8.0 of our ISOS platform meaning customers will be able to quickly add security features with minimal cost and development time.

     4) Zhone Technologies licensed Virata's vCore DSP software, which includes signaling, fax relay, voice processing and voice compression algorithms and protocols.

     5) At the Supercomm show in Atlanta, Virata announced and demonstrated inclusion of the DSL Forum TR-37 auto-configuration guidelines into our ISOS platform.

     6) Virata's Aluminum 200 shdsl chipset successfully achieved interoperability with other suppliers of this new symmetric DSL technology.

Turning to current demand related issues, channel inventories have reduced for many of our customers to the point where they need to place new orders to meet demands from their customers.

However, in view of recent experiences and a desire to manage their own inventories carefully, we are not expecting OEMs to place orders on us until they have secured orders and committed delivery schedules from their customers. One direct result of this is that we expect very few long-term orders which means that we will be dependent on turns business to a greater extent than in the past.

As a further cautionary note, it is important not to lose sight of the potential for market slowdown in Europe or Asia as the result of deteriorating economic circumstances. This could negatively impact DSL installations as consumers adjust their spending patterns.

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As a result of these uncertainties, we will remain cautious about our future guidance.

Based on our current backlog and expectations for turns business from customers that have secured identifiable business, we project that our revenues will increase by approximately 20% for the second quarter of fiscal 2002, to between $24 and $25 million, and our as-adjusted per share loss will be approximately 12 cents.

In the April call, I cited analyst reports projecting DSL deployments in 2001 of approximately 10.8 million lines. Based on more recent studies, analysts now project deployments could reach nearly 13.4 million lines as a result of higher than expected growth in markets such as China and Japan, and continued anticipated growth in Taiwan and Germany World DSL demand patterns have shifted this year with the US passing the baton for fast growth to Asia and Europe. However, our strategy has consistently been to license all players so that, regardless of which market happens to light up next, the winning OEMs will be Virata licensees. This strategy has served us well to date and we expect it to continue to do so.

Another element of our strategy has been our focus on home and office networking solutions as users choose to share their DSL connection with multiple PCs and other appliances on their premises. The recently introduced Helium 210 with its built-in 10/100 Ethernet MAC and PHY is getting significant traction in the market. In parallel, we have already announced reference designs for the popular wireless home and local area networking technologies - HomeRF and 802.11b.

Our recent announcement of the world's first turnkey multi-platform embedded UPnP software solution will we believe make it possible for a wide range of appliances, not just PCs, to communicate with each other and with the outside

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world through a UPnP-powered residential gateway. This is a pivotal step in the development of multi-services gateways, which will enable consumers and business customers to access new or enhanced data, voice, music, gaming and video services over their broadband connection.

We remain on track with our plans for this fiscal year to introduce powerful new integrated/low-cost/higher performance products for broadband markets, which leverage our unique and expanding software capabilities. We continue to focus resources in new product development, build partnerships with our customers and control carefully all expenses.

With that Andy and I will be pleased to respond to your questions.